UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2022

FOMO CORP.

(Exact name of Registrant as specified in its Charter)

california	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611

(Address of principal executive offices)

(630) 286-9560

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	FOMC	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

FOMO CORP. is referred to herein as “FOMO”, “the Company”, “we”, or “us”.

Item 7.01 Regulation FD Disclosure.

Over the past two days, FOMO and the owner of its acquisition target SMARTsolution Technologies, Inc. (“SST”; https://smarterguys.com/) held several meetings with institutional investors and family offices. SST disclosed that it generated total annual revenues in 2019 - 2020 of “just under $4 million” with positive cashflow and/or net profits, and that it received total orders of “$8 million in 2021”. Much of that order book, which remains today in multiple six-figure orders and one-seven figure order of four hundred whiteboards, was unable to be fulfilled due to supply chain disruption. The Company’s interactive whiteboard vendor SMART in Canada (owned by Foxconn) chartered its own ship(s) from Asia and delivered equipment to Canada, bypassing the bottleneck at the ports of Los Angeles and opening up its ability to supply preferred vendors such as SST. The Company has negotiated favorable terms with SMART and expects to fulfill much of its order book during the next 3-6 months. FOMO and SST, subject to debt refinancing of several hundred thousand dollars of bank debt and high interest loans, intend to close their signed business combination on or before January 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO CORP.

Date: January 7, 2022	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer